Exhibit 99.1

BRINK’S HOME SECURITY HOLDINGS, INC. REPORTS FIRST QUARTER

2010 FINANCIAL RESULTS

Diluted GAAP earnings per share of $0.38 and Non-GAAP earnings per share of $0.48

Monthly recurring revenue (“MRR”) rose 8.0 percent from the year-ago quarter to $44.8 million

Ending subscribers increased 3.6 percent compared to the same quarter in the prior year

Trailing twelve-month disconnect rate was 8.2 percent

IRVING, Texas, April 28, 2010 – Brink’s Home Security Holdings, Inc. (NYSE: CFL), a premier provider of monitored security services in North America, today reported financial results for the first quarter ended March 31, 2010.

“We are pleased with another quarter of organic revenue growth and an increase in customer count during these challenging economic times. An 8.0% improvement in monthly recurring revenue combined with continued expense control helped deliver strong earnings growth for the quarter,” said president and chief executive, Bob Allen. He concluded, “I am very proud of our employees, who continue to operate at high levels of performance in the Broadview business as we anticipate the closure of our acquisition by Tyco International.”

The date for the special meeting of shareholders to vote on the proposed acquisition by Tyco International has been set for May 12, 2010. Assuming the proposal receives the necessary shareholder approval, the transaction is expected to close on May 14, 2010.

First Quarter Results

Revenue for the first quarter of 2010 was $146.5 million, representing an increase of 7.7 percent from $136.0 million recorded in the same period one year ago. The increase in revenue was primarily due to continued growth in the subscriber base and higher average monitoring rates.

Operating profit was $28.9 million, an increase of 15.1 percent from $25.1 million in the first quarter of 2009. The increase in operating profit was largely due to higher profits from recurring services on the larger subscriber base in the current quarter and a $4.0 million litigation charge incurred in the first quarter 2009. Partially offsetting this combination was an increase in brand introduction costs, which reduced operating profit in the first quarter of 2010 by $7.9 million and $1.1 million in the comparable quarter in the prior year. Excluding the brand introduction costs, operating profit would have been $36.8 million and $26.2 million, or 25.1 percent and 19.3 percent operating margins, for the three months ended March 31, 2010 and 2009, respectively. Additionally, in the first quarter 2010, the Company incurred approximately $1.4 million of costs related to the pending merger transaction.

Net income for the first quarter of 2010 was $17.5 million and diluted GAAP earnings per share were $0.38, compared to net income of $15.2 million and GAAP earnings per share of $0.33 in the same period last year. Brand introduction costs reduced net income by $4.8 million, or $0.10 per share, in the first quarter of 2010. In the first quarter 2009, the litigation charge reduced net income by $2.4 million or $0.05 per share and brand introduction expenses reduced net income by $0.7 million or $0.02 per share.

Non-GAAP Information

Non-GAAP Financial Results

In the table below, non-GAAP financial results for the three months ended March 31, 2010 and March 31, 2009 have been adjusted to exclude the brand introduction expenses incurred in the respective periods. A complete reconciliation of these non-GAAP figures can be found in the attached schedules.

	Three Months Ended March 31,
(In millions, except per share data)	2010	2009
	(a)	(a),(b)
Non-GAAP Operating Profit	$36.8	$26.2

Non-GAAP Net Income	$22.3	$15.9

Non-GAAP Earnings per share – diluted	$0.48	$0.35

a)	Brand introduction expenses for the three months ended March 31, 2010 and March 31, 2009 were $7.9 million and $1.1 million, respectively. The expenses reduced diluted earnings per share for the three months ended March 31, 2010 and March 31, 2009, by $0.10 and $0.02, respectively. The non-GAAP figures above have been adjusted to exclude the effect of these expenses.
b)	For the three months ended March 31, 2009, the Company incurred net non-cash litigation charges of $4.0 million, reducing net income by $2.4 million and diluted earnings per share for the period by $0.05. The non-GAAP figures above have not been adjusted to exclude the effect of this expense.

Operating Metrics

Monthly recurring revenue (“MRR”) increased 8.0 percent at quarter-end over the prior year period to $44.8 million, driven by a 3.6 percent increase in ending subscribers and a 4.2 percent increase in average monthly recurring revenue per subscriber.

EBITDA from recurring services for the first quarter of 2010 increased 13.8 percent to $89.2 million compared to $78.4 million in the year-ago quarter. Growth in the subscriber base, higher monthly recurring revenue and lower legal expense contributed to the favorable comparison.

Adjusted cash invested in new subscribers for the first quarter was $59.0 million compared to $62.8 million in the year-ago quarter. The decrease is primarily the function of relatively fewer installations in the current quarter.

Please see the attached schedules for a more detailed explanation of these non-GAAP measures and a reconciliation of these non-GAAP measures to their closest GAAP counterparts.

Other Information

The Company ended the first quarter of 2010 with net subscriber additions of approximately 10,400 compared to approximately 19,700 in the same quarter last year. Approximately 35,200 new customer systems were installed during the first quarter of 2010 compared to approximately 43,000 installations in the same period one year ago. The lower volume of installations continues to reflect the weakness in the economy and the housing market.

The annualized disconnect rate for the first quarter of 2010 was 7.3 percent, up from 7.1 percent in the prior year. The increase is due to comparatively more customer requested cancellations, including an increase in household relocations, partially offset by a decrease in financial write offs of customer accounts. The trailing twelve month disconnect rate at the end of the first quarter was 8.2 percent, up from 7.8 percent in the prior year.

The effective income tax rate for the first quarter of 2010 was 39.4 percent, compared to 39.7 percent in the prior year period.

Capital expenditures totaled $42.1 million in the first quarter of 2010 compared to $47.2 million in the comparable quarter of the prior year.

As of March 31, 2010, cash and investments totaled $146.5 million compared to $118.2 million at December 31, 2009. Accounts receivable (net of allowance), were $33.8 million at March 31, 2010 compared to $36.5 million at December 31, 2009. The Company has no long-term debt and has not borrowed on its credit facility.

Spending associated with the introduction of the Company’s new brand, Broadview Security, was $7.9 million in the first quarter 2010, which brings the cumulative total, inclusive of 2009, to $28.5 million.

Consistent with fourth quarter 2009 practices, the Company will not be providing brand spending estimates, or any guidance, for any periods in 2010 in light of the pending acquisition by Tyco.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to risks related to the completion of the merger, the demand for our products and services, the ability to identify and execute further cost and operational improvements and efficiencies in our core business, the actions of competitors, our ability to successfully build and market our new brand, our ability to identify strategic opportunities and integrate them successfully, our ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, our estimated reconnection experience, our ability to cost-effectively develop or incorporate new systems or technology in a timely manner, our ability to balance the cost of acquiring customers with the profit from serving existing customers, our ability to keep disconnect rates relatively low, the availability and cost of capital, and general business conditions. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including but not limited to the discussion under “Risk Factors” therein, filed with the SEC, which you may view at www.sec.gov.

IMPORTANT ADDITIONAL INFORMATION TO BE FILED WITH THE SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction involving Tyco and Brink’s Home Security Holdings has been submitted to the shareholders of Brink’s Home Security Holdings for their consideration. In connection with the proposed merger, Tyco has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of Brink’s Home Security Holdings that also constitutes a prospectus of Tyco. The definitive proxy statement/prospectus has been mailed to shareholders of Brink’s Home Security Holdings. INVESTORS AND SECURITY HOLDERS OF BRINK’S HOME SECURITY HOLDINGS ARE URGED TO READ THESE DOCUMENTS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Tyco and Brink’s Home Security Holdings through the web site maintained by the SEC at www.sec.gov. Free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC can also be obtained, with respect to Tyco, by directing a request to Investor Relations Department, Tyco International Management Company, 9 Roszel Road, Princeton, New Jersey 08540, or at Tyco’s Investor Relations website at http://investors.tyco.com, under the heading “Investor Relations” and then under the heading “SEC Filings” or, with respect to Brink’s Home Security Holdings, by directing a request to Investor Relations, Brink’s Home Security Holdings, Inc., at 8880 Esters Boulevard, Irving, Texas 75063 or at Brink’s Home Security Holdings’ Investor Relations website at http://www.investors.brinkshomesecurity.com.

PARTICIPANTS IN THE SOLICITATION

Tyco, Brink’s Home Security Holdings and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Tyco’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended September 25, 2009, filed with the SEC on November 17, 2009, and its proxy statement for its 2009 annual meeting of shareholders, filed with the SEC on or about January 15, 2009. Information regarding Brink’s Home Security Holdings’ directors and executive officers is set forth in Brink’s Home Security Holdings’ Annual Report on Form 10K for the year ended December 31, 2009 as amended by Form 10-K/A filed with the SEC on April 6, 2010, and in the proxy statement for its special shareholder meeting, filed with the SEC on April 7, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the definitive proxy statement/prospectus and other relevant materials filed with the SEC.

About Brink’s Home Security Holdings, Inc.

Brink’s Home Security Holdings, Inc. (NYSE: CFL), operating as Broadview Security, headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. The Company operates throughout the United States and Western Canada and services approximately 1.4 million customers. For more information, please visit http://www.broadviewsecurity.com/ or www.brinkshomesecurityholdings.com.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2010	2009
Revenues	$146.5	$136.0
Expenses:
Cost of revenues (a)	67.6	65.2
Selling, general and administrative expenses	50.2	45.5

Total expenses	117.8	110.7
Other operating income/(expense), net	0.2	(0.2)

Operating profit	28.9	25.1
Interest income, net	—	0.1

Income before income taxes	28.9	25.2
Provision for income taxes	11.4	10.0

Net income	$17.5	$15.2

Earnings per common share (b)
Basic	$0.38	$0.33
Diluted	$0.38	$0.33
Weighted average common shares outstanding (b)
Basic	46.0	45.8
Diluted	46.3	45.9

a)	Cost of Revenues includes royalty expense charged to the Company by its former parent company for use of the Brink’s brand name. The royalty rate approximates 1.25 percent of revenues and will continue to be approximately 1.25 percent until the earlier of October 31, 2011 or when the Company ceases the active use of the Brink’s brand name.
b)	Basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding for the three months ended March 31, 2010 and 2009. Diluted EPS is calculated in a similar manner, but includes the dilutive effect of stock options and restricted stock units outstanding for the respective periods. To the extent these securities were anti-dilutive, they were excluded from the calculation of diluted earnings per share. For the three months ended March 31, 2010 and 2009, 0.1 million and 1.2 million shares were anti-dilutive, respectively.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Supplemental Financial Information

(Unaudited)

	Three Months Ended March 31
	2010	2009
($ in Millions, except subscriber and disconnect data)
Profit from recurring services	$59.5	51.5
Investment in new subscribers	$(30.6)	(26.4)

Operating profit	$28.9	25.1

Monthly recurring revenues (a)	$44.8	41.5
EBITDA from recurring services (a), (b)	$89.2	78.4
Adjusted cash invested in new subscribers(a),(c)	$(59.0)	(62.8)

Depreciation and amortization	$23.7	22.2

Net cash provided by operating activities	$69.6	66.6
Capital expenditures – security systems	$40.0	42.3
Capital expenditures – non-security system	$2.1	4.9

Number of subscribers (in thousands):
Beginning of period	1,359.0	1,301.6
Installations	35.2	43.0
Disconnects	(24.8)	(23.3)

End of period	1,369.4	1,321.3
Average number of subscribers	1,364.1	1,310.8

Disconnect rates:
Expressed as an annualized percentage:	7.3	7.1
Annualized percentage excluding multi-family disconnects:(d)	7.3	7.1

Trailing twelve month disconnect rate:(e)	8.2	7.8

a)	See “Non-GAAP Reconciliations” below.
b)	For the three months ended March 31, 2009, EBITDA from recurring services includes the effect of non-cash litigation charges (in the Non-GAAP reconciliation section, see footnote (a) in the table reconciling EBITDA from recurring services to net income).
c)	Adjusted to exclude incremental costs related to the brand introduction.
d)	Multi-family disconnects do not have a material impact on the income statement.
e)	The trailing twelve month disconnect ratio includes the impact of multi-family disconnects.

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures

(Unaudited)

Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure.

Certain of these measures differ from GAAP in that in the first quarter 2009 and 2010, the company derived non-GAAP measures by adjusting for new brand introduction costs incurred (and the related tax effect, where appropriate) in association with the development and introduction of the company’s new brand identity. The company uses two other non-GAAP financial measures: Monthly Recurring Revenue (“MRR”) and EBITDA from recurring services. MRR differs from GAAP in that certain revenue components, which are included in GAAP revenue, are excluded from the calculation of MRR. These components include certain revenues that are received by the company but that are not pursuant to monthly contractual billing arrangements and also the amortization of deferred revenue related to active subscriber accounts as well as recognition of deferred revenue related to subscriber accounts that disconnect. EBITDA from recurring services differs from GAAP in that in addition to the royalty normalization noted above there are also certain adjustments made to add back non-cash expenses as well as to make reductions for other non-cash income items. The company’s basis for these adjustments is described below.

Management uses these non-GAAP measures for internal reporting and forecasting purposes, when publicly providing its business outlook, and to evaluate the company’s performance. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods when evaluating the company’s historical and prospective financial performance. In addition, the company has historically provided certain of this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the company’s margins, net income and comparing the company’s financial performance to that of its peer companies and competitors.

The company believes that the presentation of non-GAAP measures provide investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and financial analysts in helping them to better understand the company’s operating results and underlying operational trends.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as operating profit, net income and earnings per share) and should not be considered measures of the company’s liquidity.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Non-GAAP Reconciliations

(Unaudited)

Monthly Recurring Revenues

The following table reconciles MRR to revenues, its closest GAAP counterpart:

	Three Months Ended March 31,
(In millions)	2010	2009
Monthly recurring revenues (“MRR”)(a)	$44.8	$41.5
Amounts excluded from MRR:
Amortization of deferred revenue(b)	3.3	3.2
Other revenues(c)	1.2	1.0

Revenues on a GAAP basis:
March	49.3	45.7
January — February	97.2	90.3

Reported GAAP January — March Revenue	$146.5	$136.0

a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
b)	Includes amortization of deferred revenue related to active subscriber accounts and recognition of deferred revenue related to subscriber accounts that disconnect.
c)	Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are, therefore, not included in MRR. This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

MRR is a non-GAAP financial measure used in this press release and related conference call and webcast. The company uses MRR, a non-GAAP measure, to evaluate performance. The company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security alarm business produces. This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Non-GAAP Reconciliation

(Unaudited)

EBITDA from recurring services

The following table shows the reconciliation of a non-GAAP financial measure, EBITDA from recurring services, to the most directly comparable GAAP financial measure, Net Income. EBITDA from recurring services is used in this press release and may be used in the related conference call and webcast.

	Three Months Ended March 31,
(In millions)	2010	2009
EBITDA from recurring services (a)	$89.2	$78.4
Depreciation and amortization	(23.7)	(22.2)
Impairment charges from subscriber disconnects	(15.5)	(14.0)
Amortization of deferred revenue	9.5	9.3

Profit from recurring services	59.5	51.5

Adjusted cash invested in new subscribers	(59.0)	(62.8)
Deferred revenue from new subscribers (current year receipts)	(8.6)	(10.3)
Deferred subscriber acquisition costs (current year payments)	4.9	5.5
Security system capital expenditures(b)	40.0	42.3
Brand Introduction(c)	(7.9)	(1.1)

Investment in new subscribers	(30.6)	(26.4)

Interest and other income, net	—	0.1
Provision for income taxes	(11.4)	(10.0)

Net income	$17.5	$15.2

a)	For the three months ended March 31, 2009, EBITDA from recurring services includes the effect of the $4.0 million (non-cash) litigation charge.
b)	Amount excludes non-security system capital expenditures of $2.1 million and $4.9 million for the three months ended March 31, 2010 and 2009, respectively.
c)	Brand introduction expenses are excluded from adjusted cash invested in new subscribers.

Brink’s Home Security Holdings, Inc.

and subsidiaries

Non-GAAP Financial Measures Reconciliation

(In millions, except per share data – unaudited)

The following tables show the non-GAAP financial measures used in this press release reconciled to the most directly comparable GAAP financial measures.

	Three Months Ended March 31,
(In millions, except per share amounts)	2010	2009*

GAAP operating profit	$28.9	25.1

Add: Brand Introduction	7.9	1.1

Non-GAAP operating profit (a)	$36.8	26.2

GAAP net income	$17.5	15.2

Add: Brand Introduction	7.9	1.1

Less: Tax effects of adjustments	(3.1)	(0.4)

Non-GAAP net income (a)	$22.3	15.9

GAAP earnings per share – diluted	$0.38	0.33

Add: Brand Introduction	0.17	0.02

Less: Tax effects of adjustments	(0.07)	—

Non-GAAP earnings per share – diluted (a)	$0.48	0.35

*	Figures may not tie due to rounding.
a)	Non-GAAP figures for the three months ended March 31, 2009 as presented in the table above include the effect of previously reported non-cash litigation charges, which reduced operating profit by $4.0 million. The net charge for the three months ended March 31, 2009 was $2.4 million to net income, or $0.05 per share earnings on a diluted basis.